Exhibit 10.2

19 April 2007

Glyn Jones
[Address]

Dear Glyn

I am pleased to confirm the decision of the Board of Directors of Aspen Insurance Holdings Limited (the ‘‘Company’’) to appoint you to the position of Chairman of the Company with effect from 2 May 2007.

1	Appointment

1.1	Your appointment as Chairman will commence following, and be subject to, your re-election as a non-executive director at the 2007 Annual General Meeting of the Shareholders. Continuation of your appointment is contingent on satisfactory performance and re-election at future annual general meetings.

2	Your role

2.1	In addition to your duties as a non-executive director, your role as Chairman, will include the following key elements:

2.1.1	to chair the Board, the Company Annual General Meeting and any Special General Meetings of the Company, including setting the agenda of such meetings. It is anticipated that four scheduled Board meetings will be held each year plus ad hoc meetings as required although these will be kept to a minimum. You will receive reasonable notice and full details of all Board meetings;

2.1.2	to ensure that the Board receives accurate, timely and clear information and that there is effective communication with shareholders;

2.1.3	to facilitate the effective contribution of non-executive directors and ensure constructive relations between executive and non-executive directors;

2.1.4	to ensure that new non-executive directors participate in a full, formal and tailored induction programme;

2.1.5	to ensure that the performance of the Board, its committees and individual directors is evaluated at least once a year;

2.1.6	to challenge constructively and develop proposals on strategy;

2.1.7	to scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

2.1.8	to be satisfied on the integrity of financial information and that financial controls and systems of risk management are robust and defensible; and

2.1.9	to be responsible for determining appropriate levels of remuneration of executive directors and have a prime role in appointing, and where necessary removing, executive directors and in succession planning.

Aspen Insurance Holdings Ltd
Maxwell Roberts Building, 1 Church Street, Hamilton HM 11 Bermuda
T +1 441 295 8201 F +1 441 295 1829 W aspen.bm

3	Outside interests

3.1	By accepting the appointment as Chairman, you have confirmed that you are able to allocate sufficient time to meet the expectations of your role and that you have no material interest, affiliation or activity that conflicts with, is likely to conflict with or may appear to conflict with, your official duties as a non-executive director. In accordance with the Company’s Conflicts of Interest policy (the ‘‘Conflicts Policy’’), you must disclose to the Company’s General Counsel, Head of Human Resources or Compliance Officer, any such interest, affiliation or activity. Such interests, affiliations and activities are more fully described in the Conflicts Policy, but would include any other directorships, any investment in a competing company (other than as permitted by the Conflicts Policy) and any other material employment. If necessary, the Company’s Audit Committee will determine whether a conflict of interest exists and whether you are permitted to continue to pursue such interest, affiliation or activity.

4	Time commitment and location

4.1	You will normally be required to provide your services as Chairman for an average of 2 days per week (in the aggregate , approximately ninety days per annum). This will include your attendance which is required at annual and extraordinary general meetings of the Company and Board meetings as well as any meetings of the non-executive directors and key management meetings. In addition, you will be expected to devote appropriate preparation time ahead of each meeting.

4.2	As Chairman of the Board, a reasonable proportion of your time will be spent in Bermuda in order to perform your role. All Board meetings and decision making of the Board will take place in Bermuda.

5	Fees and Stock awards

5.1	The Company will pay you a Chairman’s fee of £200,000 per annum (gross) and payment will be by equal monthly instalments in arrears. The level of fees will be reviewed annually. All fees will cease to accrue with effect from the date on which your appointment terminates.

5.2	You will be eligible to be considered for a bonus. The amount of any bonus shall be entirely at the discretion of the Company and includes the right to make a nil award. Your bonus target will be 100% of your annual Chairman’s fee as provided in paragraph 5.1 above. For the financial year ending 31 December 2007, you will receive a guaranteed bonus of £133,000, which will be paid no later than 31 March 2008. For the avoidance of doubt, receipt of a bonus in one financial year will not guarantee such receipt in any subsequent year.

5.3	For each year in which you serve as Chairman, you will be granted an annual grant of Restricted Stock Units to the value of $200,000 subject to and in accordance with the rules of the Aspen Insurance Holdings Limited 2006 Stock Incentive Plan for Non-Employee Directors Share Incentive Plan, as amended from time to time (the ‘‘Plan’’). The Restricted Stock Units vest in one-third tranches over three years. Please see the rules of the Plan for more details.

5.4	The Company will reimburse you for all reasonable and properly documented expenses you incur in performing your duties subject to the production of appropriate receipts or other evidence of payments of the expenses as the Company may reasonably require. If you are in any doubt as to whether or not an expense is reasonable, you should discuss it with the Company Secretary prior to incurring it.

5.5	During your term as Chairman, you will not receive any further compensation for serving on any committees of the Board or on the boards of directors of any of the Company’s subsidiaries.

5.6	In the event that at any time you cease to hold the position of Chairman whether by failure to be re-elected as provided in paragraph 1.1 above or your resignation, but remain a member of the Board, your compensation will be on the same terms as apply to members of the Board generally and you will no longer be entitled to the compensation as provided in paragraphs 5.1, 5.2 and 5.3 above.

6	Termination of Appointment

6.1	The Company reserves the right to terminate your appointment at any time by giving you not less than 6 months’ notice in writing, such notice to expire at any time, or by making a payment of 6 months’ fees in lieu of notice. For the avoidance of doubt, if at any time you cease to be a non-executive director of the Company for whatever reason, you will automatically cease to hold the position of Chairman.

6.2	Notwithstanding paragraph 6.1 above, under the Company’s Bye-laws, your appointment shall automatically terminate upon the happening of certain events including but not limited to your becoming bankrupt under the laws of any country.

6.3	Should your appointment as Chairman be terminated at any time, whether with or without notice, or in the event of your ceasing to be a non-executive director of the Company for any reason whatsoever, you shall not be entitled to any compensation for loss of office and all fees shall immediately cease to be payable with the exception of any accrued fees and/or expenses save that if you cease to hold the position of Chairman whether by failure to be re-elected as provided in paragraph 1.1 above or your resignation, but remain a member of the Board, you will still be entitled to be paid fees on the same terms as apply to members of the Board generally as provided in paragraph 5.6 above.

6.4	Your signature on the enclosed copy of this letter constitutes your acceptance of the terms of this letter.

6.5	The performance of individual directors and the whole Board and its committees is evaluated annually. If, in the interim, there are any matters which cause you concern about your role you should discuss them with the Board as soon as is appropriate.

7	Proper Law

7.1	This letter shall be governed by and construed in all respects in accordance with English law and each party submits to the non-exclusive jurisdiction of the English courts.

8	Previous Contracts

8.1	Except as amended hereby, the terms of the letter of appointment, dated 30 October 2006, between you and the Company shall remain in full force and effect.

9	Contracts (Rights of Third Parties) Act 1999

9.1	It is not intended that the Contracts (Rights of Third Parties) Act 1999 should apply to this letter or that any third party should be able to enforce any term of this letter against the Company. Further, this letter may be varied or rescinded by agreement between you and the Company without the consent of any third party.

Please sign and return the enclosed copy of this letter confirming that you agree to these terms of your appointment.

Yours sincerely

Chris O’Kane
for and on behalf of
Aspen Insurance Holdings Limited

I have read and agree to the terms of my appointment as Chairman of the Board of Directors as set out in this letter.

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Signed: Glyn Jones                                  Date